EXECUTION

WASTE WATER FACILITIES AND SOLID WASTE FACILITIES

LOAN AGREEMENT

Between

OHIO WATER DEVELOPMENT AUTHORITY

and

FIRSTENERGY NUCLEAR GENERATION CORP.

Dated as of December 1, 2006

i

WASTE WATER FACILITIES and SOLID WASTE FACILITIES LOAN AGREEMENT, dated as of December 1, 2006 (the “Agreement”) between the OHIO WATER DEVELOPMENT AUTHORITY (the “Issuer”) and FIRSTENERGY NUCLEAR GENERATION CORP. (the “Company”).

I. Background, Representations and Findings.

1.1 Background. The Issuer is a body corporate and politic, duly organized and existing under Chapters 6121 and 6123 of the Ohio Revised Code, as amended (the “Act”). Pursuant to the Act the Issuer is authorized and empowered to issue State of Ohio revenue bonds to finance, in whole or in part, the cost of the acquisition and construction of “waste water facilities” and “solid waste facilities” within the meaning of the Act and to issue revenue refunding bonds to refund such revenue bonds.

Under the Act, the Issuer may make loans to private corporations for the acquisition or construction of waste water facilities and solid waste facilities by such corporations or to assist in the refinancing of such facilities. The Issuer has heretofore authorized the issuance of several issues of revenue bonds of the State of Ohio, including the Refunded Bonds, as hereinafter defined, currently outstanding in the aggregate principal amount of $135,550,000, and loaned the proceeds thereof to The Cleveland Electric Illuminating Company (“CEI”), Ohio Edison Company (“OE”) and The Toledo Edison Company (“TE”), each an Ohio corporation (collectively, the “Companies”) in order to assist the Companies in refinancing a portion of the cost of acquiring, constructing and installing certain waste water facilities and solid waste facilities generally described in Exhibit A to this Agreement (the “Project”). The Companies are affiliates of FirstEnergy Corp. (“FirstEnergy”) and transferred their respective ownership interests in the Project on December 16, 2005 as part of the planned FirstEnergy Intra-System Generation Asset Transfers described in Forms 8-K dated May 19, 2005 and December 16, 2005 of FirstEnergy and the respective Companies filed with the Securities and Exchange Commission (“SEC”) and as further described in the Form 10-K for the fiscal year ended December 31, 2005 and the Forms 10-Qs for the quarters ended March 31, June 30 and September 30, 2006 of FirstEnergy and the respective Companies filed with the SEC, and in connection therewith FirstEnergy and the respective Companies have requested that the Issuer authorize the refunding of a corresponding portion of the outstanding aggregate principal amount of the Issuer’s $41,000,000 State of Ohio Pollution Control Revenue Refunding Bonds, Series 1999-A (Ohio Edison Company Project) (the “1999 OE Bonds”); $33,200,000 State of Ohio Pollution Control Revenue Refunding Bonds, Series 2000-A (The Toledo Edison Company Project) (the “2000 TE Bonds”); $20,450,000 State of Ohio Pollution Control Revenue Refunding Bonds, Series 2004-B (The Cleveland Electric Illuminating Company Project) (the “2004 CEI Bonds”); and $40,900,000 State of Ohio Pollution Control Revenue Refunding Bonds, Series 2005-A (The Cleveland Electric Illuminating Company Project) (the “2005 CEI Bonds”, and together with the 1999 OE Bonds, the 2000 TE Bonds and the 2004 CEI Bonds, the “Refunded Bonds”) through the issuance of revenue refunding bonds to assist the Company, an Affiliate (as defined in the Indenture identified in Section 3.1 hereof) of the Companies and FirstEnergy, in the refunding of the Refunded Bonds.

The 1999 OE Bonds were issued under and pursuant to a Trust Indenture dated as of June 1, 1999 (the “1999 OE Indenture”) between the Issuer and the trustee thereunder, currently The Bank of New York Trust Company, N.A. (the “1999 OE Trustee”), the proceeds of which were loaned by the Issuer to OE pursuant to a Waste Water Facilities and Solid Waste Facilities Loan Agreement dated as of June 1, 1999 (the “1999 OE Agreement”) between the Issuer and OE for the purpose of refunding the Issuer’s State of Ohio Pollution Control Revenue Refunding Bonds, 1989 Series A (Ohio Edison Company Project) (the “1989 OE Bonds”) originally issued under and pursuant to a Trust Indenture dated as of June 15, 1989 (the “1989 OE Indenture”) between the Issuer and the trustee thereunder, the proceeds of which were loaned by the Issuer to OE pursuant to a Waste Water Facilities and Solid Waste Facilities Loan Agreement dated as of June 15, 1989 (the “1989 OE Agreement”) between the Issuer and OE for the purpose of refunding the Issuer’s State of Ohio Pollution Control Revenue Bonds, Series 1984 (Ohio Edison Company Project) (the “1984 OE Bonds”) originally issued under and pursuant to a Trust Indenture dated as of October 1, 1984 (the “1984 OE Indenture”) between the Issuer and the trustee thereunder, the proceeds of which were loaned by the Issuer to OE pursuant to a Loan Agreement dated as of October 1, 1984 (the “1984 OE Agreement”) between the Issuer and OE to assist OE in the financing of a portion of the cost of acquiring, constructing and installing the Project.

The 2000 TE Bonds were issued under and pursuant to a Trust Indenture dated as of April 1, 2000, as amended and restated by an Amended and Restated Trust Indenture dated as of October 1, 2004 (as amended and restated, the “2000 TE Indenture”) between the Issuer and the trustee thereunder, currently U.S. Bank National Association (the “2000 TE Trustee”), the proceeds of which were loaned by the Issuer to TE pursuant to a Waste Water Facilities and Solid Waste Facilities Loan Agreement dated as of April 1, 2000 (the “2000 TE Agreement”) between the Issuer and TE for the purpose of refunding the Issuer’s State of Ohio Collateralized Pollution Control Revenue Refunding Bonds, 1990 Series A (The Toledo Edison Company Project) (the “1990 TE Bonds”) originally issued under and pursuant to a Trust Indenture dated as of May 15, 1990 (the “1990 TE Indenture”) between the Issuer and the trustee thereunder, the proceeds of which were loaned by the Issuer to TE pursuant to a Loan Agreement dated as of May 15, 1990 (the “1990 TE Agreement”) between the Issuer and TE for the purpose of refunding the Issuer’s State of Ohio Pollution Control Revenue Bonds, Series 1985A (The Toledo Edison Company Project) (the “1985 TE Bonds”) originally issued under and pursuant to a Trust Indenture dated as of August 1, 1985 (the “1985 TE Indenture”) between the Issuer and the trustee thereunder, the proceeds of which were loaned by the Issuer to TE pursuant to a Loan Agreement dated as of August 1, 1985 (the “1985 TE Agreement”) between the Issuer and TE to assist TE in the financing of a portion of the cost of acquiring, constructing and installing the Project.

The 2004 CEI Bonds were issued under and pursuant to a Trust Indenture dated as of October 1, 2004 (the “2004 CEI Indenture”) between the Issuer and the trustee thereunder, currently The Bank of New York Trust Company, N.A. (the “2004 CEI Trustee”), the proceeds of which were loaned by the Issuer to CEI pursuant to a Waste Water Facilities and Solid Waste Facilities Loan Agreement dated as of October 1, 2004 (the “2004 CEI Agreement”) between the Issuer and CEI for the purpose of refunding a portion of the Issuer’s $23,255,000 State of Ohio Pollution Control Revenue Refunding Bonds, Series 1998-A (The Cleveland Electric Illuminating Company Project) (the “1998 CEI Bonds”) originally issued under and pursuant to a Trust Indenture dated as of October 1, 1998 (the “1998 CEI Indenture”) between the Issuer and the trustee thereunder, the proceeds of which were loaned by the Issuer to CEI pursuant to a Waste Water Facilities and Solid Waste Facilities Loan Agreement dated as of October 1, 1998 (the “1998 CEI Agreement”) between the Issuer and CEI for the purpose of refunding a portion of the Issuer’s State of Ohio Floating Rate Collateralized Pollution Control Revenue Bonds, 1984 Series A (The Cleveland Electric Illuminating Company Project) (the “1984 CEI Bonds”) originally issued under and pursuant to a Trust Indenture dated as of December 1, 1984 (the “1984 CEI Indenture”) between the Issuer and the trustee thereunder, the proceeds of which were loaned by the Issuer to CEI pursuant to a Loan Agreement dated as of December 1, 1984 (the “1984 CEI Agreement”) between the Issuer and CEI to assist CEI in the financing of a portion of the cost of acquiring, constructing and installing the Project.

The 2005 CEI Bonds were issued under and pursuant to a Trust Indenture dated as of July 1, 2005 (the “2005 CEI Indenture”, and together with the 1999 OE Indenture, the 2000 TE Indenture and the 2004 CEI Indenture, the “Refunded Bonds Indenture”) between the Issuer and the trustee thereunder, currently The Bank of New York Trust Company, N.A. (the “2005 CEI Trustee”, and together with the 1999 OE Trustee, the 2000 TE Trustee and the 2004 CEI Trustee, the “Refunded Bonds Trustee”), the proceeds of which were loaned by the Issuer to CEI pursuant to a Waste Water Facilities and Solid Waste Facilities Loan Agreement dated as of July 1, 2005 (the “2005 CEI Agreement”, and together with the 1999 OE Agreement, the 2000 TE Agreement and the 2004 CEI Agreement, the “Refunded Bonds Agreement”) between the Issuer and CEI for the purpose of refunding the Issuer’s State of Ohio Collateralized Pollution Control Revenue Refunding Bonds, Series 1995 (The Cleveland Electric Illuminating Company Project) (the “1995 CEI Bonds”) originally issued under and pursuant to a Trust Indenture dated as of August 1, 1995 (the “1995 CEI Indenture”) between the Issuer and the trustee thereunder, the proceeds of which were loaned by the Issuer to CEI pursuant to a Loan Agreement dated as of August 1, 1995 (the “1995 CEI Agreement”) between the Issuer and CEI for the purpose of refunding the Issuer’s State of Ohio Collateralized Pollution Control Revenue Bonds, 1985 Series A (The Cleveland Electric Illuminating Company Project) (the “1985 CEI Bonds”, and together with the 1984 CEI Bonds, the 1984 OE Bonds and the 1985 TE Bonds, the “Original Bonds”, and the Original Bonds, together with the 1989 OE Bonds, the 1990 TE Bonds, the 1995 CEI Bonds, the 1998 CEI Bonds and the Refunded Bonds, the “Prior Bonds”) originally issued under and pursuant to a Trust Indenture dated as of August 1, 1985 (the “1985 CEI Indenture”, and together with the 1984 CEI Indenture, the 1984 OE Indenture, the 1985 TE Indenture, the 1989 OE Indenture, the 1990 TE Indenture, the 1995 CEI Indenture, the 1998 CEI Indenture and the Refunded Bonds Indenture, the “Prior Bonds Indenture”) between the Issuer and the trustee thereunder, the proceeds of which were loaned by the Issuer to CEI pursuant to a Loan Agreement dated as of August 1, 1985 (the “1985 CEI Agreement”, and together with the 1984 CEI Agreement, the 1984 OE Agreement and the 1985 TE Agreement, the “Original Bonds Agreement”, and the Original Bonds Agreements, together with the 1989 OE Agreement, the 1990 TE Agreement, the 1995 CEI Agreement, the 1998 CEI Agreement and the Refunded Bonds Agreement, the “Prior Bonds Agreement”) between the Issuer and CEI to assist CEI in the financing of a portion of the cost of acquiring, constructing and installing the Project.

The Issuer and the Company intend that the Project will constitute “waste water facilities” and “solid waste facilities” within the meaning of the Act and qualified facilities for purposes of Section 103(b)(4) of the Internal Revenue Code of 1954, as amended and as in effect prior to passage of the Tax Reform Act of 1986 (the “1954 Code”), so that interest on the bonds issued by the Issuer to finance or refinance the Project, including the Refunded Bonds, will not be included in gross income under the Code (as defined herein). The Issuer has agreed to issue, sell and deliver the State of Ohio Pollution Control Revenue Refunding Bonds, Series 2006-B (FirstEnergy Nuclear Generation Corp. Project) in the aggregate principal amount of $135,550,000 (the “Bonds”) and to lend the proceeds to be derived from the sale thereof to the Company, to assist in the refunding of the Refunded Bonds, on the terms and conditions set forth in the subsequent sections of this Agreement.

1.2 Company Representations. The Company represents that:

(a) It is a corporation duly organized and existing in good standing under Ohio law and duly qualified to do business in Ohio, with full power and legal right to enter into this Agreement and the Note (all as hereinafter defined) and perform its obligations hereunder and thereunder. The making and performance of this Agreement and the Note on the Company’s part have been duly authorized by the Company and will not violate or conflict with the Company’s Articles of Incorporation, Code of Regulations or any agreement, indenture or other instrument by which the Company or its properties are bound. This Agreement and the Note have been duly executed and delivered by the Company and constitute the valid and binding obligations of the Company enforceable in accordance with their respective terms except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, to general equitable principles (whether considered in a proceeding in equity or at law) and to an implied covenant of good faith and fair dealing.

(b) The Project constitutes “waste water facilities” and “solid waste facilities” as defined in the Act and is consistent with the purposes of Section 13 of Article VIII of the Ohio Constitution and of the Act.

(c) None of the proceeds of the Original Bonds have been or will be used directly or indirectly to acquire land or any interest therein or for the acquisition of any property or interest therein unless the first use of such property was pursuant to such acquisition.

(d) At least 90% of the proceeds of the Original Bonds were used to provide “pollution control facilities” and “sewage and solid waste disposal facilities” within the meaning of Sections 103(b)(4)(E) and (F) of the 1954 Code and the original use of which facilities commenced with the Companies, the construction of which facilities began before and was completed after September 26, 1985, and which facilities were described in an inducement resolution adopted by the Issuer before September 26, 1985. All of the proceeds of the Original Bonds have been spent for the Project or to pay costs of issuance of the Original Bonds. All of such pollution control facilities and sewage and solid waste disposal facilities consist either of land or of property of a character subject to the allowance for depreciation provided in Section 167 of the Code.

(e) Less than an insubstantial portion of the proceeds of each of the Original Bonds and the Refunded Bonds were, and none of the proceeds of the Bonds will be, used to provide working capital.

(f) None of the proceeds of the Original Bonds and the Refunded Bonds were used and none of the proceeds of the Bonds will be used to provide any airplane, skybox or other private luxury box, or health club facility; any facility primarily used for gambling; any store the principal business of which is the sale of alcoholic beverages for consumption off premises.

(g) The 1984 OE Bonds were issued on October 24, 1984; the 1984 CEI Bonds were issued on December 12, 1984; the 1985 CEI Bonds were issued on August 7, 1985; the 1985 TE Bonds were issued on August 27, 1985; the 1989 OE Bonds were issued on July 13, 1989; the 1990 TE Bonds were issued on May 17, 1990; the 1995 CEI Bonds were issued on August 17, 1995; the 1998 CEI Bonds were issued on October 14, 1998; the 1999 OE Bonds were issued on June 4, 1999; the 2000 TE Bonds were issued on May 3, 2000; the 2004 CEI Bonds were issued on October 1, 2004; and the 2005 CEI Bonds were issued on July 1, 2005.

(h) No construction, reconstruction or acquisition of the Project was commenced prior to the taking of official action by the Issuer with respect thereto except for preparation of plans and specifications and other preliminary engineering work.

(i) Acquisition, construction and installation of the Project has been accomplished and the Project is being utilized substantially in accordance with the purposes of the Project and consistently with the Act and in conformity with all applicable zoning, planning, building, environmental and other applicable governmental regulations and all permits, variances and orders issued or granted pursuant thereto, which permits, variances and orders have not been withdrawn or otherwise suspended.

(j) The Project has been and is currently being used and operated in a manner consistent with the purposes of the Project and the Act, and the Company presently intends to use or operate the Project or to cause the Project to be used or operated in a manner consistent with the purposes of the Project and the Act until the date on which the Bonds have been fully paid and knows of no reason why the Project will not be so used or operated.

(k) Neither the Original Bonds, the Refunded Bonds nor the Bonds are or will be “federally guaranteed,” as defined in Section 149(b) of the Internal Revenue Code of 1986, as amended (the “Code”; references to the Code and Sections of the Code (or, as applicable, to the 1954 Code and Sections thereof) include relevant applicable regulations and proposed regulations thereunder and under the 1954 Code and any successor provisions to those Sections, regulations or proposed regulations and, in addition, all applicable official rulings and judicial determinations under the foregoing applicable to the Original Bonds, the Refunded Bonds or the Bonds, as applicable).

(l) At no time will any funds constituting gross proceeds of the Bonds be used in a manner as would constitute failure of compliance with Section 148 of the Code.

(m) None of the proceeds (within the meaning of Section 147(g) of the Code) of the Bonds will be used to pay for any costs of issuance of the Bonds.

(n) The proceeds derived from the sale of the Bonds (other than any accrued interest thereon) will be, and the proceeds derived from the sale of the 1989 OE Bonds, the 1990 TE Bonds, the 1995 CEI Bonds, the 1998 CEI Bonds, the 1999 OE Bonds, the 2000 TE Bonds, the 2004 CEI Bonds and the 2005 CEI Bonds (other than accrued interest thereon) (collectively, the “Prior Refunding Bonds”) were, used exclusively to refund the principal of the Refunded Bonds and the 1984 OE Bonds, the 1985 TE Bonds, the 1985 CEI Bonds, the 1984 CEI Bonds, the 1989 OE Bonds, the 1990 TE Bonds, a portion of the 1998 CEI Bonds and the 1995 CEI Bonds (collectively, the “Prior Refunded Bonds”), respectively. The principal amount of the Bonds does not, and the principal amount of the Prior Refunding Bonds did not, exceed the principal amount of the Refunded Bonds and the Prior Refunded Bonds, respectively. The redemption of the outstanding principal amount of the Refunded Bonds with such proceeds of the Bonds will, and the redemption of the outstanding principal amount of the Prior Refunded Bonds with such proceeds of the Prior Refunding Bonds did, occur not later than 90 days after the date of issuance of the Bonds and the Prior Refunding Bonds, respectively. All earnings derived from the investment of such proceeds of the Bonds will be, and all earnings derived from the investment of such proceeds of the Prior Refunding Bonds were, fully needed and used on such respective redemption dates to pay a portion of any redemption premium and interest accrued and payable on the Refunded Bonds and the Prior Refunded Bonds, respectively.

(o) On the respective dates of issuance and delivery of the Original Bonds and the Refunded Bonds, the Companies reasonably expected that all of the proceeds of the respective Original Bonds and the Refunded Bonds would be used to carry out the governmental purposes of such issues within the 3-year period beginning on the date such issues were issued and none of the proceeds of such issues, if any, were invested in nonpurpose investments having a substantially guaranteed yield for 3 years or more.

(p) The respective average maturities of the Original Bonds, the Refunded Bonds and the Bonds do not exceed 120% of the average reasonably expected economic life of the facilities financed or refinanced by the respective proceeds of the Original Bonds, the Refunded Bonds and the Bonds (determined under Section 147(b) of the Code).

(q) It is not anticipated, as of the date hereof, that there will be created any “replacement proceeds,” within the meaning of Section 1.148-1(c) of the Treasury Regulations, with respect to the Bonds; however, in the event that any such replacement proceeds are deemed to have been created, such amounts will be invested in compliance with Section 148 of the Code.

(r) The information furnished by the Companies and used by the Issuer in preparing the certification pursuant to Section 148 of the Code and in preparing the information statement pursuant to Section 149(e) of the Code was accurate and complete as of the respective dates of issuance of the Original Bonds and the Refunded Bonds, and the information furnished by the Company and used by the Issuer in preparing the certification pursuant to Section 148 of the Code and in preparing the information statement pursuant to Section 149(e) of the Code will be accurate and complete as of the date of issuance of the Bonds.

(s) The Project does not include any office except for offices (i) located on the site of the Project and (ii) not more than a de minimis amount of the functions to be performed at which is not directly related to the day-to-day operations of the Project.

1.3 Issuer Findings and Representations. The Issuer hereby confirms its findings and represents that:

(a) The Project qualifies as a “water development project” and a “development project” for the purposes of the Act, and is consistent with the public purposes of the Act.

(b) The Project constitutes “waste water facilities” and “solid waste facilities” under the Act.

(c) The Issuer has the necessary power under the Act, and has duly taken all action on its part required, to execute and deliver this Agreement and to undertake the refunding of the Refunded Bonds through the issuance of the Bonds. The execution and performance of this Agreement by the Issuer will not violate or conflict with any instrument by which the Issuer or its properties are bound.

(d) The Issuer adopted the resolution authorizing the 1984 OE Bonds on October 11, 1984; the 1984 CEI Bonds on November 29, 1984; the 1985 CEI Bonds on July 16, 1985; the 1985 TE Bonds on August 15, 1985; the 1989 OE Bonds on June 22, 1989; the 1990 TE Bonds on December 21, 1989; the 1995 CEI Bonds on July 27, 1995; the 1998 CEI Bonds on September 24, 1998; the 1999 OE Bonds on March 25, 1999; the 2000 TE Bonds on May 2, 2000; the 2004 CEI Bonds on July 29, 2004; the 2005 CEI Bonds on May 26, 2005; and the Bonds on August 25, 2005.

(e) Following reasonable notice, a public hearing was held with respect to the issuance of the Bonds, as required by Section 147(f) of the Code.

II. Completion of the Project.

2.1 Acquisition, Construction and Installation. The Company represents and agrees that the Project has been acquired, constructed and installed on the site thereof as described in the Original Bonds Agreement, substantially in accordance with the plans and specifications for the Project filed with the Issuer prior to the issuance of the Original Bonds and in conformance with the Original Bonds Agreement, Section 6121.061 of the Ohio Revised Code, and all applicable zoning, planning, building and other similar regulations of all governmental authorities having jurisdiction over the Project and all permits, variances and orders issued in respect of the Project by the Ohio Environmental Protection Agency (“EPA”) and that the proceeds derived from the Prior Bonds, including any investment thereof, have been expended in accordance with the Prior Bonds Indenture and the Prior Bonds Agreement.

2.2 Plans and Specifications. The plans and specifications identified in the Refunded Bonds Agreement and the description of the Project may be changed from time to time by, or with the consent of, the Company, provided that any such change shall also be filed with the Issuer in accordance with the Refunded Bonds Agreement and provided further that no amendment in the plans and specifications shall materially change the function of the Project without (i) an engineer’s certificate that such changes will not impair the significance or character of the Project as waste water facilities and solid waste facilities and (ii) an opinion or written advice of nationally recognized bond counsel or ruling of the IRS that such amendment will not adversely affect the exclusion from gross income for federal income tax purposes of the interest paid on either the Bonds or the Refunded Bonds.

III. Refunding the Refunded Bonds.

3.1 Issuance of Bonds. In order to assist the Company in the refunding of the Refunded Bonds, the Issuer, concurrently with the execution hereof, will issue, sell and deliver the Bonds. The proceeds of the Bonds shall be loaned to the Company in accordance with Section 4.1. The Bonds will be issued under and pursuant to the Trust Indenture (as amended from time to time, the “Indenture”) dated as of December 1, 2006 between the Issuer and The Bank of New York Trust Company, N.A., as trustee (in that capacity, the “Trustee”), and will be issued in the aggregate principal amount, will bear interest, will mature and will be subject to redemption as set forth therein. The Company hereby approves the terms and conditions of the Indenture and the Bonds, and the terms and conditions under which the Bonds have been issued, sold and delivered.

The proceeds from the sale of the Bonds (other than any accrued interest) shall be loaned to the Company to assist the Company in refunding the Refunded Bonds. Those proceeds shall be delivered as follows:

(a) $102,350,000 to the Escrow Trustee under the CEI/OE Escrow Agreement, each as defined in and provided in the Indenture, to be held, together with any interest earnings thereon, in trust, as provided in the CEI/OE Escrow Agreement for the purpose of paying, together with any moneys provided by the Company, CEI or OE, all of the remaining principal and interest due on the 2004 CEI Bonds and the 2005 CEI Bonds to their respective dates of redemption and on the 1999 OE Bonds to the date of their mandatory tender for purchase under the 1999 OE Indenture, which 1999 OE Bonds shall be purchased for cancellation; and

(b) $33,200,000 to the Escrow Trustee under the TE Escrow Agreement, each as defined in and provided in the Indenture, to be held, together with any interest earnings thereon, in trust, as provided in the TE Escrow Agreement for the purpose of paying, together with any moneys provided by the Company or TE, all of the remaining principal and interest due on the 2000 TE Bonds to the date of redemption.

The Company acknowledges that the proceeds of the Bonds will be insufficient to pay the full costs of refunding the Refunded Bonds and that the Issuer has made no representation or warranty with respect to the sufficiency thereof. The Company further acknowledges that it and the Companies are (and will remain after the issuance of the Bonds) obligated to, and hereby confirms that it and the respective Companies will, pay all costs of the refunding of the Refunded Bonds, whether by redemption or by purchase and cancellation. The Issuer acknowledges and confirms that the 2004 CEI Bonds Trustee has been notified, on behalf of and at the direction of CEI, that the entire outstanding principal amount of the 2004 CEI Bonds has been conditionally called for redemption on December 13, 2006.

The Company, on behalf of and at the direction of the Companies, hereby requests that the Issuer notify the 2000 TE Trustee and the 2005 CEI Trustee, pursuant to the 2000 TE Bonds Indenture, the 2005 CEI Bonds Indenture and the respective Escrow Agreements, that the entire outstanding principal amount of the 2000 TE Bonds and the 2005 CEI Bonds are to be redeemed on December 20, 2006 and December 21, 2006, respectively, all as set forth and provided for in the respective Escrow Agreements. The Company acknowledges and confirms that OE has directed the 1999 OE Trustee, as Tender Agent under the 1999 OE Bonds Indenture, to purchase the 1999 OE Bonds for cancellation on December 5, 2006, as provided for in the CEI/OE Escrow Agreement. The Issuer acknowledges and confirms that it has directed the 2000 TE Trustee and the 2005 CEI Trustee to call the 2000 TE Bonds and the 2005 CEI Bonds for optional redemption on December 20, 2006 and December 21, 2006, respectively.

3.2 Investment of Fund Moneys. Any moneys held as part of the Bond Fund or the Rebate Fund shall be invested or reinvested by the Trustee as provided in the Indenture. The Issuer (to the extent it retained or retains direction or control) and the Company each hereby represent that the investment and reinvestment and the use of the proceeds of the Refunded Bonds were restricted in such manner and to such extent as was necessary so that the Refunded Bonds would not constitute arbitrage bonds under Section 148 of the Code and each hereby covenants that it will restrict that investment and reinvestment and the use of the proceeds of the Bonds in such manner and to such extent, if any, as may be necessary so that the Bonds will not constitute arbitrage bonds under Section 148 of the Code. The Company further covenants and represents that it has taken and caused to be taken and shall take and cause to be taken all actions that may be required of it for the interest on the Bonds to be and to remain excluded from gross income for federal income tax purposes, and that it has not taken or permitted to be taken on its behalf, and covenants that it will not take, or permit to be taken on its behalf, any action which, if taken, would adversely affect that exclusion under the provisions of the Code.

The Company shall provide the Issuer with, and the Issuer may base its certificate and statement, each authorized by Section 8(a) of the legislation authorizing the Bonds, on, a certificate of an appropriate officer, employee or agent of or consultant to the Company for inclusion in the transcript of proceedings for the Bonds, setting forth the reasonable expectations of the Company on the date of delivery of and payment for the Bonds regarding the amount and use of the proceeds of the Bonds and the facts, estimates and circumstances on which those expectations are based.

IV. Loan and Repayment.

4.1 Amount and Source of Loan. Concurrently with the delivery of the Bonds, the Issuer will, upon the terms and conditions of this Agreement, lend the proceeds of the Bonds (other than any accrued interest) to the Company, by deposit thereof in accordance with the provisions of the Indenture. The Bonds may be sold by the Issuer at a discount from their principal amount, and in such event, the amount of such discount shall be deemed to have been loaned to the Company. To the extent that accrued interest on the Bonds is received by the Issuer upon the sale of the Bonds and is deposited into the Bond Fund under the Indenture, such accrued interest shall be applied to the first interest payment due on the Bonds with a corresponding credit on the amounts otherwise due under the Note (as hereinafter defined).

4.2 Repayment of Loan. The Company agrees to repay the loan made by the Issuer under Section 4.1 in installments which, as to amount, shall correspond to the payments of principal on the Bonds and, if applicable, any redemption price and shall bear interest at the rate or rates and at the times payable on the Bonds, when such principal, redemption price, if applicable, or interest is due in accordance with the terms of the Indenture whether on scheduled payment dates, at maturity, by acceleration, by redemption or otherwise; provided that such amount shall be reduced to the extent that other moneys on deposit with the Trustee are available for such purpose, and a credit in respect thereof has been granted pursuant to such Indenture. All such repayments made by the Company pursuant to this Agreement shall be made in funds that will be available to the Trustee no later than 4:00 p.m. (New York City time) on the corresponding principal or applicable redemption price or interest payment date or other date for payment on the Bonds. The Company also agrees to pay to the Tender Agent (as defined in the Indenture) the amounts necessary to purchase Bonds pursuant to Section 5.01 of the Indenture to the extent that moneys are not otherwise available therefor pursuant to Section 5.03 of the Indenture. To evidence its obligation to pay such amounts, the Company will deliver the Note, as described under Section 4.3.

4.3 The Note. Concurrently with the issuance by the Issuer of the Bonds, the Company will execute and deliver to the Trustee a debt instrument of the Company, which debt instrument shall be in the form of a nonnegotiable promissory note (the “Note”), which Note shall be in substantially the form of the Waste Water Facilities and Solid Waste Facilities Note, Series 2006-B, attached hereto as Exhibit B. The Note shall:

(a) be payable to the Trustee;

(b) be in a principal amount equal to the aggregate principal amount of the Bonds;

(c) provide for payments of interest at least equal to the payments of interest on the Bonds, except to the extent provision is made for the payment of accrued interest;

(d) require payments of principal plus a premium, if any, equal to the corresponding payments on the Bonds;

(e) contain provisions in respect of the prepayment of principal and premium, if any, corresponding to the redemption provisions of the Bonds; and

(f) require all payments on the Note to be made on or prior to the due date for the corresponding payment to be made on the Bonds.

4.4 Acceleration of Payment to Redeem Bonds. The Issuer will redeem any of the Bonds or portions thereof upon the occurrence of an event which gives rise to any mandatory redemption specified therein and in accordance with the provisions of the Indenture. Whenever the Bonds are subject to optional redemption, the Issuer will, but only upon request of the Company, redeem the same in accordance with such request and the Indenture. In either event, the Company will pay an amount equal to the applicable redemption price as a prepayment of the Note, together with interest accrued to the date of redemption, as provided in the Note.

In the event that the Company receives notice from the Trustee pursuant to the Indenture that a proceeding has been instituted against a Bondholder which could lead to a final determination that interest on the Bonds is taxable and subject to special mandatory redemption of Bonds as contemplated by the Indenture, the Company shall promptly notify in writing the Trustee and the Issuer whether or not it intends to contest such proceeding. In the event that the Company chooses to so contest, it will use its best efforts to obtain a prompt final determination or decision in such proceeding or litigation and will keep the Trustee and the Issuer informed of the progress of any such proceeding or litigation.

4.5 No Defense or Set-Off. The obligations of the Company to make payments on the Note shall be absolute and unconditional without defense or setoff by reason of any default by the Issuer under this Agreement or under any other agreement between the Company and the Issuer or by a Credit Facility Issuer (as defined in the Indenture), if any, under a Credit Facility (as defined in the Indenture), if any, or for any other reason, including without limitation, loss or impairment of investments in the Bond Fund, any acts or circumstances that may constitute failure of consideration, destruction of or damage to the Project, commercial frustration of purpose, or failure of the Issuer to perform and observe any agreement, whether express or implied, or any duty, liability or obligation arising out of or connected with this Agreement, it being the intention of the parties that the payments required hereunder will be paid in full when due without any delay or diminution whatsoever.

4.6 Assignment of Issuer’s Rights. As the source of payment for the Bonds, the Issuer will assign to the Trustee pursuant to the Indenture all the Issuer’s rights under this Agreement with respect to the Bonds (except rights to receive payments under Sections 5.4 and 5.5) including all of its right, title and interest in the Note and the moneys payable thereunder. The Company consents to such assignment and agrees to make payments on the Note and interest thereon directly to the Trustee without defense or setoff by reason of any dispute between the Company and the Issuer or the Trustee. The Company acknowledges and agrees that the Trustee and the Credit Facility Issuer are each a third party beneficiary of this Agreement and may enforce the obligations of the Company hereunder as if it were a party hereto. The Company further agrees to observe and perform all covenants and agreements required to be observed and performed by it under the Indenture.

4.7 Credit Facility; Conversion. Concurrently with the issuance of the Bonds, the Company shall cause to be delivered to the Trustee an irrevocable letter of credit issued by a bank or trust company having the terms specified in the Indenture. Nothing herein shall require the Company to maintain the Letter of Credit (as defined in the Indenture) or any other Credit Facility with respect to the Bonds. As provided in the Indenture, the Interest Rate Mode (as defined in the Indenture) for any of the Bonds is subject to Conversion (as defined in the Indenture) to a different Interest Rate Mode or Modes from time to time by the Company and the Company may from time to time change any of the Bonds from one Long-Term Rate Period (as defined in the Indenture) to another Long-Term Rate Period or Periods.

V. Covenants of the Company.

5.1 Maintenance and Operation of Project. The Company shall use its best efforts to cause the Project, including all appurtenances thereto and any personal property therein or thereon, to be kept and maintained in good repair and good operating condition so that the Project will continue to constitute a Waste Water Facility and a Solid Waste Facility (each as defined in the Act) for the purposes of the operation thereof as required hereby. So long as such shall not be in violation of the Act or impair the character of the Project as a Waste Water Facility and a Solid Waste Facility, as the case may be, and provided there is continued compliance with applicable laws and regulations of governmental entities having jurisdiction thereof, the Company shall have the right to remodel the Project or make additions, modifications and improvements thereto, from time to time as it, in its discretion, may deem to be desirable for its uses and purposes, the cost of which remodeling, additions, modifications and improvements shall be paid by the Company and the same shall, when made, become a part of the Project.

To the extent not heretofore commenced, the Company shall not be under any obligation to renew, repair or replace any inadequate, obsolete, worn out, unsuitable, undesirable or unnecessary portions of the Project, except to the extent, if any, necessary to ensure the continued character of the Project as a Waste Water Facility and a Solid Waste Facility. The Company shall have the right from time to time to substitute personal property or fixtures for any portions of the Project, provided that the personal property or fixtures so substituted shall not impair the character of the Project as a Waste Water Facility and a Solid Waste Facility. Any such substituted property or fixtures shall, when so substituted, become a part of the Project. The Company shall also have the right to remove any portions of the Project, without substitution therefor, provided that the Company shall deliver to the Trustee a certificate upon which the Trustee may conclusively rely signed by an engineer describing said portions of the Project and stating that the removal of such property or fixtures will not impair the character of the Project as a Waste Water Facility and a Solid Waste Facility.

The Company shall, subject to its obligations and rights to maintain, repair or remove portions of the Project, as herein provided, use its best efforts to cause the operation of the Project to continue so long as and to the extent that operation thereof is required to comply with laws or regulations of governmental entities having jurisdiction thereof or unless the Issuer shall have approved the discontinuance of such operation (which approval shall not be unreasonably withheld). The Company agrees that it will, within the design capacities thereof, cause the Project to be operated and maintained in accordance with all applicable, valid and enforceable rules and regulations of the EPA and the Department of Health of the State of Ohio or any successor body, agency, commission or department to either, including those regulations relating to the prevention, control and abatement of water and solid waste pollution and the prescribing of waste water and solid waste standards for that area of the State of Ohio in which the Project is located; provided, that the Company reserves the right to contest in good faith any such laws or regulations.

Nothing in this Section shall (a) require the Company to operate or cause to be operated any portion of any property after it is no longer economical and feasible, in the Company’s judgment, to do so or (b) prevent or restrict the Company, in its sole discretion, at any time, from discontinuing or suspending either permanently or temporarily its use of any facility of the Company served by the Project and in the event such discontinuance or suspension shall render unnecessary the continued operation of the Project, the Company shall have the right to discontinue the operation of the Project during the period of any such discontinuance or suspension.

5.2 Corporate Existence. So long as the Bonds are outstanding, the Company will maintain its corporate existence and its qualification to do business in Ohio, except that it may dissolve or otherwise dispose of all or substantially all of its assets and may consolidate with or merge into another corporation or permit one or more corporations to consolidate with or merge into it, if the surviving, resulting or transferee corporation, if other than the Company, is solvent, has a net worth equal to the net worth of the Company immediately prior to the transaction, and assumes in writing all of the obligations of the Company hereunder and under the Note and is a corporation organized under one of the states of the United States of America and is duly qualified to do business in Ohio.

5.3 Payment of Trustee’s Compensation and Expenses. The Company will pay the Trustee’s compensation and expenses under the Indenture, including out-of-pocket, incidental and attorneys’ fees and expenses and all costs of redeeming Bonds thereunder and the compensation and expenses of any authenticating agent, the Bond Registrar, the Tender Agent and the Paying Agent appointed in respect of the Bonds, including, out-of-pocket, incidental and attorneys’ fees and expenses.

5.4 Payment of Issuer’s Expenses. The Company will pay the Issuer’s administrative fees and expenses, including legal and accounting fees, incurred by the Issuer in connection with the issuance of the Bonds and the performance by the Issuer of any and all of its functions and duties under this Agreement or the Indenture, including, but not limited to, all duties which may be required of the Issuer by the Trustee and the Bondholders.

5.5 Indemnity Against Claims. The Company releases the Issuer from, agrees that the Issuer shall not be liable for, and indemnifies the Issuer against, all liabilities, claims, costs and expenses imposed upon or asserted against the Issuer on account of: (a) the maintenance, operation and use of the Project; (b) any breach or default on the part of the Company in the performance of any covenant or agreement of the Company under this Agreement or the Note or arising from any act or failure to act by the Company under such documents; (c) the refunding of the Refunded Bonds, the issuance of the Bonds, and the provision of any information furnished by the Company in connection therewith concerning the Project or the Company (including, without limitation, any information furnished by the Company for inclusion in any certifications made by the Issuer under Section 3.2 or for inclusion in, or as a basis for preparation of, the information statements filed by the Issuer pursuant to the Code) or the subsequent remarketing or determination of the interest rate or rates on the Bonds; (d) any audit of the tax status of the interest on the Bonds; and (e) any claim or action or proceeding with respect to the matters set forth in (a), (b), (c) and (d) above brought thereon, except to the extent that any liability, claim, cost or loss was due to the Issuer’s willful misconduct.

The Company agrees to indemnify the Trustee and to hold the Trustee harmless against, any and all loss, claim, damage, fine, penalty, liability or expense incurred by it, including out-of-pocket and incidental expenses and legal fees and expenses (“Losses”), arising out of or in connection with the acceptance or administration of the Indenture or the trusts thereunder or the performance of its duties thereunder or under this Agreement, including the costs and expenses of defending itself against or investigating any claim (whether asserted by the Issuer, the Company, a Bondholder, or any other person) of liability in the premises, except to the extent that any such loss, liability or expense was due to its own negligence or bad faith. In addition to and not in limitation of the preceding sentence, the Company agrees to indemnify the Trustee and any predecessor Trustee and its agents, officers, directors and employees for any Losses that may be imposed on, incurred by or asserted against it for following any instructions or directions upon which the Trustee is authorized to rely pursuant to the Indenture.

In case any action or proceeding is brought against the Issuer or the Trustee, in respect of which indemnity may be sought hereunder, the party seeking indemnity shall promptly give notice of that action or proceeding to the Company, and the Company upon receipt of that notice shall have the obligation and the right to assume the defense of the action or proceeding; provided, that failure to give that notice shall not relieve the Company from any of its obligations under this section except to the extent, and only to the extent, that such failure prejudices the defense of the claim, demand, action or proceeding by the Company. At its own expense, an indemnified party may employ separate counsel and participate in the defense; provided, however, where it is ethically inappropriate for one firm to represent the interests of the Issuer and any other indemnified party or parties, the Company shall pay the Issuer’s or the Trustee’s legal expenses, respectively, in connection with the Issuer’s or the Trustee’s retention of separate counsel. The Company shall not be liable for any settlement made without its consent.

The indemnification set forth above is intended to and shall include the indemnification of all affected officials, directors, officers and employees of the Issuer and the Trustee. That indemnification is intended to and shall be enforceable by the Issuer and the Trustee, respectively, to the full extent permitted by law.

5.6 Limitation of Liability of the Issuer. All covenants, stipulations, obligations and agreements of the Issuer contained in this Agreement or the Indenture shall be effective to the extent authorized and permitted by applicable law. No such covenant, stipulation, obligation or agreement shall be deemed to be a covenant, stipulation, obligation or agreement of any present or future member, officer, agent or employee of the Issuer in other than his official capacity, and neither the members of the Issuer nor any official executing the Bonds shall be liable personally on the Bonds or be subject to any personal liability or accountability by reason of the issuance thereof or by reason of the covenants, stipulations, obligations or agreements of the Issuer contained in this Agreement or in the Indenture. Furthermore, no obligation of the Issuer hereunder or under the Bonds shall be deemed to constitute a pledge of the faith and credit of the Issuer, or the faith and credit or taxing power of the State of Ohio or of any other political subdivision thereof, but shall be payable solely out of Revenues provided under the Indenture.

5.7 Insurance. The Company, at its expense, shall procure and maintain, or cause to be procured and maintained, continuously during the term of this Agreement, insurance policies with respect to the Project against such risks (including all liability for injury to persons or property arising from the operation of the Project) and in such amounts as property of a similar character is usually insured by corporations similarly situated and operating like properties.

5.8 Default, etc. In addition to all other rights of the Issuer granted herein, in the Note, or otherwise by law, the Issuer shall have the right to specifically enforce the performance and observation by the Company of any of its obligations, agreements or covenants under this Agreement or under the Note and may take any actions at law or in equity to collect any payments due or to obtain other remedies. If the Company shall default under any provisions of this Agreement or in any payment under this Agreement or the Note, and the Issuer shall employ attorneys or incur other expenses for the collection of payments due or for the enforcement of the performance or observation of any obligation or agreement on the part of the Company contained herein or therein, the Company will on demand therefor reimburse the reasonable fees of such attorneys and such reasonable expenses so incurred.

5.9 Deficiencies in Revenues. If for any reason, including the Company’s being required to withhold or pay any tax imposed by reason of its obligations evidenced by the Note, amounts paid to the Trustee on the Note, together with other moneys held by the Trustee and then available, would not be sufficient to make the corresponding payments of principal or redemption price of, and interest on, the Bonds when such payments become due, the Company will pay or cause to be paid the amounts required from time to time, when due, to make up any such deficiency.

5.10 Rebate Fund. If and to the extent required by Section 6.04 of the Indenture, the Company shall calculate the amount of Excess Earnings (as defined in the Indenture) as of the end of a Bond Year or the date of payment in full of all outstanding Bonds and shall notify the Trustee of that amount in writing. If the amount then on deposit in the Rebate Fund created under the Indenture is less than the amount of Excess Earnings, the Company shall, within five days after the date of the aforesaid calculation, pay to the Trustee for deposit in the Rebate Fund an amount sufficient to cause the Rebate Fund to contain an amount equal to the Excess Earnings. The obligation of the Company to make such payments, if and to the extent required by Section 6.04 of the Indenture, shall remain in effect and be binding upon the Company notwithstanding the release and discharge of the Indenture or the repayment of the loan as contemplated by Section 4.2. The Company shall obtain and keep such records of the calculations made pursuant to this Section as are required under Section 148(f) of the Code.

5.11 Assignment of Agreement in Whole or in Part by Company. This Agreement may be assigned in whole or in part by the Company without the necessity of obtaining the consent of either the Issuer or the Trustee, subject, however, to each of the following conditions:

(a) No assignment (other than pursuant to Section 5.2 or Section 5.12 hereof) shall relieve the Company from primary liability for any of its obligations hereunder, and in the event of any such assignment the Company shall continue to remain primarily liable for the payments under Sections 4.2, 5.3 and 5.4 hereof and for performance and observance of the agreements on its part herein provided to be performed and observed by it.

(b) Any assignment by the Company must retain for the Company such rights and interests as will permit it to perform its remaining obligations under this Agreement, and any assignee from the Company shall assume the obligations of the Company hereunder to the extent of the interest assigned.

(c) The Company shall furnish to the Issuer, the Credit Facility Issuer and the Trustee an opinion of Bond Counsel (as defined in the Indenture) addressed to the Issuer, the Credit Facility Issuer and the Trustee that such assignment is authorized or permitted by the Act and will not adversely affect the exclusion from gross income of interest on the Bonds.

(d) The Company shall, within 30 days after execution thereof, furnish or cause to be furnished to the Issuer, the Credit Facility Issuer and the Trustee a true and complete copy of each such assignment together with any instrument of assumption.

(e) Any assignment from the Company shall not materially impair fulfillment of the purpose of the Project as herein provided.

5.12 Assignment of Agreement in Whole by Company. In addition to an assignment contemplated by Sections 5.2 and 5.11 hereof, this Agreement may be assigned as a whole by the Company, subject, however, to each of the following conditions:

(a) The Company’s rights, duties and obligations under this Agreement and all related documents are assigned to, and assumed in full by, the assignee, all as of a date the Bonds are subject to mandatory purchase under Section 5.01(b) of the Indenture.

(b) The assignee and the Company shall execute an assignment and assumption agreement, in form and substance reasonably acceptable to the Company, and acknowledged and agreed to by the Issuer, the Credit Facility Issuer and the Trustee, whereby the assignee shall confirm and acknowledge that it has assumed all of the rights, duties and obligations of the Company under this Agreement and all related documentation and agrees to be bound by and to perform and comply with the terms and provisions of this Agreement and all related documentation as if it had originally executed the same; provided, however, that such acknowledgement and agreement by the Issuer, the Credit Facility Issuer and the Trustee shall not be necessary if  the assignee is an Affiliate of the Company.

(c) The Company shall furnish to the Issuer, the Credit Facility Issuer and the Trustee an opinion of Bond Counsel (as defined in the Indenture) addressed to the Issuer, the Credit Facility Issuer and the Trustee that such assignment is authorized or permitted by the Act and will not adversely affect the exclusion from gross income of interest on the Bonds.

(d) The Company shall, within 30 days after execution thereof, furnish or cause to be furnished to the Issuer, the Credit Facility Issuer and the Trustee a true and complete copy of such assignment and assumption agreement.

(e) Any assignment from the Company shall not materially impair fulfillment of the purpose of the Project as herein provided.

(f)  Upon the effectiveness of such assignment and assumption, the assignee shall be deemed to be the “Company” hereunder and the assignor shall be relieved of all liability hereunder.

(g)	VI. Miscellaneous.

6.1 Notices. Notice hereunder shall be given in writing, either by registered mail, to be deemed effective two days after mailing, by telegram, by telecopy or other similar facsimile transmission, or by telephone, confirmed in writing, addressed as follows:

The Issuer	-	Ohio Water Development Authority
480 South High Street
Columbus, Ohio 43215
Attention: Executive Director

The Company	-	FirstEnergy Nuclear Generation Corp.
76 South Main Street
Akron, Ohio 44308
Attention: Secretary

The Trustee	-	The Bank of New York Trust Company, N.A.
250 West Huron Road, 4th Floor
Cleveland, Ohio 44113
Attention: Corporate Trust Department

or to such other address as may be filed in writing with the parties to this Agreement and with the Trustee.

6.2 Assignments. This Agreement may be assigned by the Company pursuant to Sections 5.11 and 5.12. This Agreement may not be assigned by the Issuer without the consent of the Company and the consent of the Trustee, which consent shall not be unreasonably withheld, except that the Issuer may assign rights with respect to the Bonds to the Trustee pursuant to Section 4.6 or to a successor public body. The Issuer will do all things in its power in order to maintain its existence or assure the assignment of its rights under this Agreement and the Indenture to, and the assumption of its obligations under this Agreement and the Indenture by, any successor public body. Notwithstanding the foregoing, no merger or consolidation permitted under Section 5.2 shall be deemed to be an assignment for purposes of this Section 6.2.

6.3 Illegal, etc. Provisions Disregarded. In case any provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, this Agreement shall be construed as if such provision had never been contained herein.

6.4 Applicable Law. This Agreement has been delivered in the State of Ohio and shall be deemed to be governed by, and interpreted under, the laws of that State.

6.5 Amendments. This Agreement may not be amended except by an instrument in writing signed by the parties and consented to by the Trustee and otherwise in compliance with the provisions of Section 15.03 of the Indenture.

6.6 Term of Agreement. This Agreement shall become effective upon its delivery and shall continue in effect until all Bonds have been paid or provision for such payment has been made in accordance with the Indenture, except that the provisions hereof contained in Sections 1.2, 3.2, 4.4, 4.5, 5.1, 5.3, 5.4, 5.5, 5.6, 5.10 and 6.4, this Section 6.6 and the ninth paragraph of the Note shall continue in effect thereafter.

IN WITNESS WHEREOF, the parties hereto, in consideration of the mutual covenants set forth herein and intending to be legally bound, have caused this Agreement to be executed and delivered as of the date first written above.

OHIO WATER DEVELOPMENT AUTHORITY

By
Executive Director

FIRSTENERGY NUCLEAR GENERATION CORP.

By
Assistant Treasurer

EXHIBIT A
PROJECT DESCRIPTION

The following waste water facilities and solid waste facilities have been installed at the Perry Nuclear Power Plant:

1.       Cooling Tower System

Waste heat from the Perry Nuclear Power Plant is discharged to the atmosphere using a natural draft cooling tower. This closed cycle cooling water system prevents thermal pollution by disposing of waste heat to the atmosphere instead of into Lake Erie.

The natural draft cooling tower is a large structure with a hyperbolic vertical shape. Cooling air flow is established through the tower by the natural draft induced within the tower. One natural draft cooling tower is required for Unit 1 of the Perry Nuclear Power Plant. This tower will dissipate the waste heat of the unit during normal operation which is 8.3 x 109 BTU per hour. The cooling tower design flow rate is 545,000 gallons per minute.

At the base, the cooling tower is 395 feet in diameter and the height is 514 feet. The outer shell or “veil” of the cooling tower is reinforced concrete and the tower stands over a 2.7 million gallon concrete basin.

The cooling tower location is east of the main plant structures. This location required expansion of the site area. It also required an extension of the shore protection barrier 750 feet to stabilize and protect the cooling tower foundation area from erosion.

Heated circulating water flows from the plant to the fill section of the cooling tower. As the warm water falls downward through the fill it transfers waste heat to air rising upward through the fill. The cooled water falls to the bottom of the tower and is collected in the cold-water basin before it flows back to the plant. A circulating water pumphouse encloses the three 185,000 gpm circulating water pumps. These large pumps move cooling water between the plant and cooling towers in a closed loop. Buried 12 foot diameter reinforced fiberglass pipes convey cooling water through the closed loop between the cooling tower and the plant.

To compensate for evaporative and drift losses, make up water is supplied to the cooling tower. Make up water is drawn from 2550 feet offshore into two submerged intake structures in Lake Erie and flows through the 10 foot diameter intake tunnel to the site.

Each offshore intake structure is 36 feet in diameter to provide a low approach velocity. Inflow is through eight ports around the perimeter of each circular intake structure. The ports are each 3.62 feet high by 12 feet wide and are located 3 feet above the lake bottom.

Cooling tower blowdown is required to maintain dissolved solids in the recirculating cooling water at acceptable levels. Accordingly, a continuous low volume flow of recirculating cooling water is drawn from the system and discharged. Heated service water discharge is combined with the cooling tower blowdown. This combined effluent stream is then conveyed 1650 feet offshore in a 10 foot diameter tunnel and discharged. The submerged diffuser discharge nozzle is located in about 19 feet of water.

To control algae and plant growth, a chlorine solution will be injected into the cooling-tower circulating water. It is estimated that a daily dosage of approximately 96,000 pounds of 0.8 percent sodium hypochlorite solution will be required for the cooling tower circulating water system. The circulating water system will be sampled, monitored and recorded for chlorine residual. The chlorine solution is generated by equipment in the hypochlorite generation building.

Sodium sulfite will be injected into the cooling-tower blowdown at the discharge tunnel entrance structure to remove any residual chlorine. This dechlorination system will be operated in conjunction with the chlorine injection system. During chlorination and dechlorination, the plant blowdown discharge will be continuously sampled at the entrance to the plant discharge tunnel and monitored for chlorine residual. Conductivity and pH will also be monitored. Sulfuric acid will be added to the cooling tower circulating water system to prevent scale formation. A total daily dosage of approximately 9,100 pounds of 93 percent sulfuric acid will be required for the Unit 1 cooling tower circulating water system. The sulfuric acid will be added on an automatic pH control basis to maintain circulating water pH within desired operational limits.

In summary, the scope of the closed cycle cooling tower system includes the following components and subsystems:

natural draft cooling tower
circulating water pump house
circulating water pumps
circulating water pipe
offshore intake structures
intake tunnel
discharge tunnel
discharge diffuser structure
hypochlorite generation subsystem
hypochlorite generation building
dechlorination subsystem
acid storage building and equipment
monitors
related civil, mechanical and electrical auxiliaries

2.	Waste Water Runoff System

The waste water runoff system collects and treats yard area drainage. In accordance with environmental requirements, it is necessary to treat yard runoff to remove pollutants before discharge to Lake Erie.

Runoff from throughout the site area is collected by yard drains and catch basins. These collection devices are arranged into three separate drainage and treatment subsystems. Each of the three collection and drainage subsystems leads to a retention settling pond where settleable solids are removed from the waste water. The three retention settling ponds are formed by construction of a cutoff dike across a ravine or natural drainage course. Each cutoff dike is provided with an outfall to permit selective discharge of treated waste water and retention of floating or settleable solids.

The scope of equipment included in this system includes:

catch basins
yard waste water drain pipe
retention-settling ponds with cutoff dikes

3.	Chemical and Oily Waste System

The chemical and oily waste treatment system collects, stores, processes, treats and disposes of nonradioactive chemical and oily wastes. Waste water containing chemicals, oil and other pollutants results from construction, start-up and operation of the plant. These wastes are collected and treated to remove pollutants.

Water Treatment Waste:

Chemical wastes are produced by the water make up treatment plant during construction, startup and normal operation. These wastes result from chemical treatment and resin regeneration operations related to water filtration and demineralization. Acid and caustic waste chemicals are collected in the waste neutralizing sump located beneath the water make up treatment building. Neutralization equipment, including acid and caustic tanks with associated pumps and piping, is used to treat wastes in the sump. After treatment the waste is transferred to the cooling water blowdown for discharge.

Sludge wastes are also produced by the make up treatment plant. This waste results from pretreatment of raw make up water in the make up water coagulators. Waste water containing sludge and other settleable solids is transferred to the sludge lagoons for storage and disposal. Auxiliary boiler blowdown is also routed to the sludge lagoon for storage and disposal.

System Flush Waste:

Preoperational chemical cleaning wastes are produced during startup chemical flush of plant systems. The plant systems will be flushed with alkaline chemicals including trisodium phosphate, disodium phosphate and biodegradable detergent. Waste chemical flush water will be discharged to the chemical cleaning waste lagoon and neutralized using acid and lime. Following chemical flush, an additional water rinse will be conducted to flush the system and will also be discharged to the chemical cleaning waste lagoon.

System chemical cleaning waste and final flush water will be transferred to the chemical cleaning waste lagoon with temporary pipe installed for that purpose only. The temporary pipe will extend 550 feet in length from the plant to the lagoon.

Treatment in the chemical cleaning waste lagoon will precipitate phosphate in the chemical flush waste water. Upon precipitation the water is transferred to the stream impoundment pond for further settling before discharge to the lake. The phosphate sludge which settles to the bottom of the chemical cleaning waste lagoon will be removed and disposed of by a contractor.

Oily Waste:

Oily wastes are collected from the turbine lubricating - oil area and diesel-generator area. These wastes are transferred to the sludge lagoon for storage and disposal.

Other oily wastes originate from the main transformer, auxiliary transformer, interbus transformer and startup transformer. All are provided with special curbs and drains to collect waste oil and transfer it to oil interceptor-separator tanks. After treatment for removal of waste oil, the waste water is discharged to the yard drainage system. None of the waste oil collected by this system is recovered for use or sold by the Company.

Equipment and components in the scope of exempt facilities used for the chemical and oil waste system include:

Water Treatment Waste
waste neutralizing sump
acid feed tank and pump
caustic feed tank and pump
sludge lagoons
pipes and valves
controls and instrumentation
water treatment building portion

System Flush Waste
chemical cleaning waste lagoon
550 feet temporary waste pipe
related support equipment

Oily Waste
oil interceptor-separator
curbs and drains
pipe and valves
related support equipment

4.	Sanitary Waste System

Sanitary waste is collected and disposed of by the sanitary waste system. Sanitary drains collect waste from throughout the plant building and transfer it to yard piping which leads to the sanitary waste collection and holding facility. The sanitary waste collection and holding facility includes storage basins, sumps and transfer pumps. Sanitary waste is collected and transferred to a sanitary sewer pipe leading offsite to the municipal sewage system.

Equipment and components in the scope of this exempt facility include:

sanitary drains
sumps and pumps
holdup basins
pump station
control building

5.	Condensate Demineralizer Resin Regeneration System

The condensate demineralizer resin regeneration system collects, processes and recycles spent radioactive resin from the condensate demineralizers. The condensate demineralizers use resin to filter and demineralize condensate. As the resin accumulates impurities, it becomes ineffective and is removed from the demineralizer vessels. The ineffective resin filled with impurities is called spent resin because it is unusable as a filter-demineralizer. Spent resin from the condensate demineralizers is radioactive and consequently it must be treated as solid radwaste if it is to be disposed. Spent condensate demineralizer resin is useless and has no value. The Company does not expect to sell, or to be able to sell, spent radioactive resin at any price.

To minimize the amount of solid radwaste produced by the plant, a condensate demineralizer resin regeneration system has been installed. This will permit recycling of the spent resin by a chemical regeneration process. The regeneration process involves flushing the spent resin with acid and caustic chemicals in a rinse water solution. This flushes trapped particles from the spent resin and restores its ion exchange properties.

To regenerate spent resin, it is first transferred from the condensate demineralizer vessels (not part of the exempt facilities) to the resin separation and anion regeneration tank. Cation resin is separated and transferred to the cation regeneration tank. Dilute solutions of acid and caustic are prepared and pumped into the regeneration vessels. Strong acid and caustic are supplied by the acid and caustic tanks. Regenerated anion and cation resins are transferred to the resin mix and storage tank for final preparation and treatment prior to being transferred back to the condensate demineralizer. The turbine subbasement is an area located under the turbine that is used exclusively in connection with the resin regeneration process and is not used to store regenerated resins.

Radioactive chemical wastes are produced by the condensate demineralizer resin regeneration process. These liquid wastes are collected and transferred to the liquid radwaste system for processing and treatment.

Equipment and components in the scope of this exempt facility include:

acid tank
caustic tank
caustic dilution water heater
resin separation and anion regeneration vessel
cation regeneration vessel
control panel with controls
allocated portion of enclosure building, including
turbine subbasement
related pumps, piping, valves, electrical and
mechanical support equipment

6.        Liquid Radwaste System

6.1	Overview

The liquid radwaste (LRW) system collects, processes, treats, recycles and disposes of low level radioactive liquid-waste streams from normal operation of the Perry Nuclear Power Plant Unit 1. The LRW system is designed to limit the annual release of radioactivity in liquid effluents to ALARA levels in accordance with 10 CFR 50, Appendix I.

The LRW is divided into four subsystems for processing the following categories of liquid waste: high-purity/low conductivity wastewater, medium-to-low purity/medium conductivity wastewater, high conductivity chemical wastes and detergent drains. The LRW system also provides for collection of the spent demineralizer resins, filter/demineralizer and filter sludges, and evaporator bottoms, before treatment in the solid radwaste disposal system. All waste streams are either processed and recycled or processed and discharged to the lake. Processing includes removal of radioactive contamination and other pollutants.

All LRW processing equipment is located in the Radwaste Building. This building is fully dedicated to exempt facilities including liquid radwaste, gaseous radwaste and solid radwaste. The LRW system also includes dedicated space in the auxiliary building and intermediate building. The qualifying portion of each building is calculated by dividing the space used for LRW equipment by the total equipment space in the building excluding common areas such as hallways. This space is functionally related and subordinate to the LRW system, it is an integral part of the LRW system, and the character, size and cost of such building space are dictated by the LRW system through federal government construction criteria.

6.2	System Description

High-Purity/Low-Conductivity Wastewater Subsystem:

This subsystem collects drainage from equipment, rinse water from the condensate mixed-bed demineralizers, and residual heat removal system flush/test water. The system includes the drains from these sources as well as processing and treatment equipment. These wastes are collected in one of two waste-collector tanks (on an alternating basis) each sized to hold the normal daily input; they are processed as a batch by being passed through a traveling belt filter to remove suspended solids and a mixed-bed demineralizer to remove dissolved solids. Two waste sample tanks, each sized to hold one batch of waste, are provided for sampling, mixing and temporarily storing the treated effluent. After sampling, the batch may either be recycled to the waste-collector tank for further treatment, sent to the condensate-storage system, or discharged. For greater reliability, this subsystem is cross-connected with identical equipment in the medium-to-low purity subsystem.

Medium-to-Low-Purity/High-Conductivity Wastewater Subsystem:

This subsystem collects radioactive floor drainage, decantate from all the sludge-settling tanks, backwash from the radwaste demineralizers, and the decantate from the solid radwaste disposal system. Collection drain piping for these wastes is not included in the exempt facility. With the exception of the floor drainage, the wash streams can be diverted to the high purity subsystem, if water quality or flow conditions warrant. The waste is collected in the two collector tanks which are not included in the exempt facilities. Waste is processed as a batch by a filter and demineralizer identical with those described above for the high-purity wastes. Two floor-drain sample tanks, each sized to hold one batch of waste, are provided for sampling, mixing, and temporarily storing treated effluent. After sampling, the batch may be recycled to the floor-drain collector tank for further treatment, sent to the condensate-storage system, or discharged. This subsystem is cross-connected with identical equipment in the high-purity subsystem.

Chemical Waste Subsystem:

This subsystem treats laboratory drains and regeneration solutions from the mixed-bed condensate-polishing demineralizers. The wastes are collected in one of two chemical waste tanks, each sized to hold the regeneration solutions from one mixed-bed demineralizer. They are processed in a 30-gallon-per-minute horizontal waste evaporator, sized to handle a batch in 10.5 hours. Before entering the evaporator, the wastes are sampled and the pH level monitored. The pH will be maintained at a level of 7 to 10 for optimum evaporator performance. Bottoms from the evaporator are pumped to one of two concentrated-waste tanks and then transferred from these tanks to the solid-waste treatment system. Distillate from the evaporators is temporarily stored in one of two chemical waste distillate tanks. After sampling, the distillate can be further processed through the floor drainage demineralizer, pumped to the condensate-storage system, or discharged.

Detergent-Drains Subsystem:

This subsystem handles miscellaneous nonradioactive floor drains from the control complex, and personnel decontamination station drains. The floor drains are not included in the exempt facility. The waste is collected in one of two detergent drainage tanks. After sampling, the waste is filtered and discharged via the sanitary waste treatment system.

Collection of Spent Resins, Filter/Demineralizer Sludge, and Filter Sludge:

Spent resins from the mixed-bed condensate demineralizers, the suppression pool clean up demineralizers, the radwaste demineralizer, and the floor drains demineralizer is collected in one of two spent-resin tanks. Each tank is sized to hold the spent resins from six condensate demineralizer vessels. The spent resins are transferred as a water slurry to the solid-waste treatment system.

Backwash from the condensate filter backwash receiving tanks and the reactor water clean up (RWCU) filter/demineralizer backwash receiving tanks are pumped to settling tanks in the radwaste building. The sludge will be allowed to settle to the bottom of these tanks, while relatively clean water will be drawn off the top and pumped to the floor-drain collector tank for further processing. After 10.5 days for the condensate filter backwash and 60 days for the RWCU F/D backwash system, the sludge is transferred to the solid-waste treatment system as a concentrated water slurry.

Backwash from the fuel pool filter/demineralizers is pumped to one of two fuel-pool filter/demineralizer backwash settling tanks. The sludge is allowed to settle to the bottom of these tanks while relatively clean water is drawn off the top and pumped to the floor-drains collector tank for further processing. Periodically, the sludge is transferred to the solid-waste treatment system as a concentrated water slurry.

6.3	Equipment Listing

The following equipment is included in the scope of exempt facilities:

waste collector tanks
waste collector filter
radwaste demineralizer
waste sample tanks
floor drain filter
floor drain demineralizer
floor drain sample tanks
chemical waste tanks
evaporators
chemical waste distillate tanks
concentrated waste tank
detergent drain tanks
detergent drain filters
condensate filter backwash receiving tanks

condensate backwash settling tanks
RWCU filter demineralizer backwash receiving tanks
RWCU filter demineralizer backwash settling tanks
spent resin tanks
fuel pool filter demineralizer backwash settling tanks
equipment drains
chemical drains
detergent drains
radiation monitors
controls and instrumentation
radwaste building portion (51.8% based on volume) for
LRW including all support services
intermediate building portion for LRW
auxiliary building portion for LRW
related electrical, mechanical and structural auxiliaries

7.       Solid Radwaste System

7.l Overview

The solid radwaste system (SRW) collects, stores, packages and prepares solid radioactive wastes for disposal. Radioactive solid wastes processed by this system include spent resins, filter sludges, evaporator concentrates as well as dry active waste consisting of rags, clothing, paper and other trash. These radioactive solid wastes have no use and no value. The company does not expect to sell, or to be able to sell, these solid radioactive wastes at any price.

The SRW has two subsystems. The waste solidification subsystem is used to solidify “wet” solid wastes from plant equipment and from the LRW system. The Dry Active Waste (DAW) Subsystem compacts dry trash type waste into standard 55-gallon drums.

The SRW system also includes dedicated space in the intermediate building. The qualifying portion of such building is calculated by dividing the space used for SRW equipment by the total equipment space in the building excluding common areas such as hallways. This space is functionally related and subordinate to the SRW system, it is an integral part of the SRW system, and the character, size and cost of such building space are dictated by the SRW system through federal government construction criteria.

7.2	System Description

Waste Solidification: Waste solidification subsystem is a packaged system; it uses portland cement and sodium silicate to solidify liquid and slurry wastes. The system consists of waste mixing and dewatering tanks, waste feed pumps, decanting pumps, waste/cement mixing pumps, container fillports, cement and sodium silicate storage tanks and feed equipment, drum capper, drum swipe-test station, drum decontamination station, drum transfer cart, and overhead bridge crane.

All operations are performed remotely and manually or semiautomatically from a centralized SRW system control panel. All drum handling, capping, and decontamination activities are also done remotely from this panel. The system is designed to handle containers ranging in size from 55-gallon drums to 200-cubic-foot liners. Waste to be solidified is first pumped to the mixing/dewatering tank. In the case of radwaste filter cake, the cake falls by gravity through a chute connecting the tank to the filters. Excess free water is then decanted and returned to the liquid-radwaste system for further processing. The remaining liquid or slurry waste is then pumped to a mixing pump, where it is mixed with cement. This mixture is pumped from there to a retractable fillport located above the container to be filled. As the waste/cement mixture enters the container, sodium silicate is sprayed into the mixture. This patented cement/sodium silicate process ensures against any free water by chemical reaction between the water and both the cement and sodium silicate. The solidification process results in forming a monolithic, free-standing, water-free solid consisting of waste, cement and sodium silicate.

After the container is filled, the radiation level at the surface of the container is measured remotely, and the reading is logged in a record book, along with the quantity and type of waste in the container. The fillport is then retracted and the container moved by a self-powered, remote controlled transfer cart to a swipe-test and capper station, where it is capped using a remote controlled capper; a swipe test is taken remotely and manually. If the swipe test proves negative (no contamination), the container is picked up by a remote-control overhead bridge crane and placed in an in-plant, shielded storage vault. If the container has been contaminated during the filling operation, it is moved by the transfer cart to a decontamination station, where it is washed down remotely, dried by a remote controlled heater/blower, swipe-tested again, and then transferred by the bridge crane to the storage area. When it become permissible to ship containers offsite and when there are enough filled containers to make a shipment, the bridge crane will remotely transfer the containers from the storage vault to a trailer in an adjacent in-plant truck bay. Until such time, the filled containers will be transferred to an interim disposal facility.

Dry Active Waste: The dry active waste subsystem uses a hydraulic compactor to compact trash such as paper, cloth, glass, floor sweepings and other low level dry waste into 55-gallon drums.

The drum filling/compacting space is vented by a fan to prevent escape of radioactive dust. The air is filtered to trap radioactive dust. An operators’ station is provided with controls and instrumentation. The decontamination facility is located in the intermediate building and is used for decontamination of solid waste (i.e., low-level radioactive contaminated items such as tools). It includes special equipment for cleaning and removing low-level radioactive contamination. The facility also includes a room with a filtered exhaust.

7.3	Equipment Listing

The following equipment is included in the scope of the exempt facility:

cement handling equipment
sodium silicate handling equipment
waste/cement mixing pumps
waste mixing/dewatering tanks
waste dewatering pumps
waste feed pumps
fill ports
drum capper

hot air dryer
decontamination station
decontamination facility
overhead bridge crane
transfer cart
hydraulic compactor
solidified waste storage vault
interim disposal and storage facility and related equipment
low level compacted waste storage area
radiation monitors
controls and instrumentation
intermediate building portion for SRW
radwaste building portion (48.2% based on volume) for
SRW, including services and support equipment
related electrical, mechanical and civil support

8.       Spent Fuel Handling Facility

8.1	Design Basis

The Perry Nuclear Power Plant has a common spent fuel handling and storage facility located between the reactor buildings. This facility has storage capacity for approximately 4020 spent fuel assemblies. This constitutes spent fuel storage capacity for over 15 years of operation. In addition the facility has additional storage capacity for other high level solid wastes including discarded reactor internals, control rods and fuel channels. The extended storage capacity of the Perry spent fuel facility is needed in accordance with current practice to treat and dispose of spent nuclear fuel and fuel assemblies as solid waste. Spent fuel is unusable and has no value. The Company does not expect to sell or to be able to sell spent nuclear fuel or fuel assemblies at any price.

The Perry spent fuel facility is located in the fuel handling building and the intermediate building. It includes two connected spent fuel storage pools with a related cooling system, fuel handling and transfer equipment, and spent fuel cask handling equipment. Spent fuel may be transferred between the fuel storage pools. The spent fuel handling facility also includes dedicated space in the intermediate building. The qualifying portion of such building is calculated by dividing the space used for the spent fuel handling facility equipment by the total equipment space in the building excluding common areas such as hallways. This space is functionally related and subordinate to the spent fuel handling facility, it is an integral part of the spent fuel handling facility, and the character, size and cost of such building space are dictated by the spent fuel handling facility through federal government construction criteria.

Also located in the fuel handling building are production-related fuel handling equipment including 2 sets of new fuel racks, 2 fuel transfer tubes, 1 fuel transfer canal, a truck bay for new fuel delivery and non fuel related equipment. These items and the space they occupy in the fuel handling building are excluded from the scope of the qualifying portion of exempt facilities because they are not dedicated to spent fuel storage.

In the absence of current spent fuel storage requirements, the spent fuel storage facility would not be necessary. The reactor building and fuel handling equipment is adequate to provide production related fuel handling functions which include new fuel loading and 1 core offload for maintenance. None of this production-related equipment is included in the scope of the qualifying portion of exempt facilities.

8.2	Components and Equipment

The Perry fuel handling system includes the following 3 types of equipment:

spent fuel handling and storage equipment
production-related equipment for new fuel loading and
1 core offload
dual function equipment for spent fuel and production-
related functions

8.3	Spent Fuel Handling and Storage Equipment

spent fuel pools: located in the fuel handling building and constructed of reinforced concrete with stainless steel liner plate attached to the interior walls and floor; pool dimensions are 36 ft. x 20 ft. x 44 ft. deep and 36 ft. x 25 ft. x 44 ft. deep spent fuel racks: located in each spent fuel pool with total storage capacity of 4020 fuel assemblies (5.4 reactor cores) plus 30 additional spaces for multipurpose storage of other high level solid waste including discarded reactor internals, control rods and fuel channels spent fuel cask pool: located in the fuel handling building and constructed of reinforced concrete with overall dimensions of 14 ft. x 23 ft. x 44 ft. deep spent fuel cask decontamination: located in the fuel handling building and consisting of a concrete enclosure and pad with washdown and drain piping

3 spent fuel transfer canals: located in the fuel handling building and constructed of reinforced concrete with stainless steel liner and gates; these canals provide underwater transfer pathway for spent fuel between each pool and to the spent fuel cask pool spent fuel cask loading bay: located in the fuel handling building for loading spent fuel casks onto a railroad car or truck spent fuel cask building crane and hoist: located in the fuel handling building; this is a 125-ton capacity bridge crane and hoist for handling the spent fuel cask

8.4	Production Related Fuel Handling Equipment:

reactor building fuel pool: located in the reactor building and constructed of reinforced concrete with stainless steel liner plate on the interior walls and floor; this pool has sufficient capacity for 1 core and is connected to the reactor cavity by a fuel transfer canal reactor building fuel handling equipment: located in the reactor building and used to load new fuel into the reactor or remove fuel from the reactor

2 new fuel storage pits and racks: located in the fuel handling building and used to store new fuel before transfer into the reactor building new fuel truck bay: located in the fuel handling building and used to unload new fuel from trucks residual heat removal system: used to remove 1 core decay heat from either the reactor or fuel pools control rod drives decontamination equipment

8.5	Dual Function Equipment

fuel transfer pool: located in the fuel handling building and constructed of reinforced concrete with stainless steel liner plate on the interior walls and floor; this pool is used for the transfer of new fuel into the reactor building and for transfer of spent fuel out of the reactor building

2 fuel transfer tubes: connecting the fuel transfer pool to the reactor building pools; each tube allows transfer of new fuel into and spent fuel out of the reactor building

2 fuel transfer carriages: transfers new or spent fuel assemblies through the fuel transfer tubes fuel pool cooling and cleanup system: provides cooling to the spent fuel pools, cask pool, transfer pool and reactor building pool; the heat exchangers are located in the intermediate building closed cooling system components and piping for waste heat removal from the spent fuel pool heat exchangers fuel handling building: located between the reactor building and constructed of reinforced concrete; this building encloses the spent fuel pools, fuel transfer pool, cask pool, new fuel pits, truck bay, cask loading bay as well as related equipment fuel handling equipment in fuel handling building: transfers fuel assemblies and includes cranes, platforms, tools and other equipment

8.6	Cost Allocation Methodology

The cost of the Perry fuel handling system allocable to the qualifying portion of spent fuel storage is determined by analyzing the function, usage and capacity of individual components.

All equipment which is fully dedicated to spent fuel storage and disposal is included in the scope of the qualifying portion of exempt facilities. Accordingly, the entire cost of the following is included in the qualifying portion:

2 spent fuel storage pools
spent fuel storage racks
spent fuel transfer canals
spent fuel cask pool
spent fuel cask decontamination equipment
spent fuel cask loading bay
spent fuel cask bridge crane and hoist
related electrical, mechanical and structural auxiliaries

None of the cost of production related components are included in the scope of the qualifying portion of exempt facilities because this equipment would have been necessary for plant operation in the absence of spent fuel storage. Accordingly, none of the cost of the following is included in the scope of the qualifying portion of exempt facilities:

reactor building fuel pool and attached piping
reactor building fuel handling equipment
2 new fuel storage pits and racks
new fuel truck bay
residual heat removal system
control rod drives decontamination equipment

Dual function equipment is analyzed to determine if any portion of its cost may be allocated to spent fuel storage. Based on this analysis, the following allocations are applied.

The fuel pool cooling system will function to remove decay heat from all spent fuel and decay heat from a l/3 core offload of production related fuel. Based on the total heat removal capacity of this system it is determined that 74.2% of its capacity is for spent fuel related heat removal and 25.8% is for production related heat removal. Accordingly, 74.2% of the cost of the fuel pool cooling system is included in the qualifying portion of exempt facilities.

Allocation of the fuel handling building cost is based on a volumetric analysis. By eliminating the space for non spent fuel usage, it is determined that 93.6% of the fuel handling building volume is dedicated to spent fuel. This is computed by eliminating the space for the new fuel pit and truck bay as well as the fuel transfer pool and tubes. Accordingly 93.6% of the fuel handling building cost is included in the qualifying portion of exempt facilities.

Likewise, for the intermediate building, 1.8% of its space is dedicated to spent fuel related equipment including the spent fuel heat exchangers and piping. Accordingly, 1.8% of the intermediate building cost is included in the qualifying portion of exempt facilities.

Piping in the fuel handling system also serves qualified and nonqualified functions. Based on an analysis by linear feet of pipe, 93.l% of the piping is determined to serve spent fuel functions. Accordingly 93.l% of the fuel handling system piping cost is included in the qualifying portion of exempt facilities.

The heating, ventilating and air conditioning (HVAC) system in the fuel handling building serves qualified and nonqualified areas of the building. All of the cost of the HVAC exhaust system has been separately identified as an air pollution control facility and consequently is not included here. However, the HVAC supply air system in the fuel handling building is included to the extent that it serves qualified building space for spent fuel. Since 93.6% of the fuel handling building is dedicated to spent fuel, 93.6% of the HVAC supply system is included in the qualifying portion of exempt facilities.

Some of the dual function equipment equally serves qualified and nonqualified functions. This includes equipment for which half of its usage is new fuel loading and half is for spent fuel handling. This includes the fuel handling platform, fuel carriage and other fuel handling or transfer equipment in the fuel handling building. None of the cost of this equipment has been included in the qualifying portion of exempt facilities.

EXHIBIT B
FORM OF COMPANY NOTE
FIRSTENERGY NUCLEAR GENERATION CORP.
WASTE WATER FACILITIES AND SOLID WASTE FACILITIES NOTE
SERIES 2006-B

FIRSTENERGY NUCLEAR GENERATION CORP. (the “Company”), an Ohio corporation, for value received, promises to pay to The Bank of New York Trust Company, N.A. (the “Trustee”), as Trustee under the Trust Indenture dated as of December 1, 2006 (the “Indenture”) of the Ohio Water Development Authority (the “Issuer”), the principal sum of $135,550,000 on December 1, 2033 and to pay (i) interest thereon from the date hereof until the payment of said principal sum has been made or provided for at a rate or rates at all times equal to the interest rate or rates from time to time borne by the Issuer’s State of Ohio Pollution Control Revenue Refunding Bonds, Series 2006-B (FirstEnergy Nuclear Generation Corp. Project) (the “Bonds”) and payable on each date that interest is payable on the Bonds, and (ii) interest on overdue principal, and to the extent permitted by law, on overdue interest, at the rate or rates borne by the Bonds.

In addition to its obligations hereunder to pay the principal of and interest on this Note, the Company also agrees to pay to The Bank of New York Trust Company, N. A., as Tender Agent (the “Tender Agent”), the amounts necessary to purchase Bonds pursuant to Section 5.01 of the Indenture to the extent that moneys are not otherwise available therefor pursuant to Section 5.03 of the Indenture.

This Note is issued pursuant to a certain Waste Water Facilities and Solid Waste Facilities Loan Agreement (the “Agreement”) dated as of December 1, 2006 between the Issuer and the Company relating to the refunding of certain obligations of the Issuer previously issued to assist certain affiliates of the Company in the financing of a portion of the cost of acquiring, constructing and installing certain waste water facilities and solid waste facilities described in Exhibit A to the Agreement (the “Project”). The obligations of the Company to make the payments required hereunder shall be absolute and unconditional without defense or set-off by reason of any default by the Issuer under the Agreement or under any other agreement between the Company and the Issuer or by a Credit Facility Issuer, if any, under a Credit Facility, if any, or for any other reason, including without limitation, loss or impairment of investments in the Bond Fund, any acts or circumstances that may constitute failure of consideration, destruction of or damage to the Project, commercial frustration of purpose, or failure of the Issuer to perform and observe any agreement, whether express or implied, or any duty, liability or obligation arising out of or connected with the Agreement, it being the intention of the Company and the Issuer that the payments hereunder will be paid in full when due without any delay or diminution whatsoever.

This Note is subject to prepayment, at the option of the Company, upon written notice to the Trustee given not less than 15 days prior to the day on which the Trustee is required to give notice of optional redemption to the Bondholders pursuant to Section 9.04 of Indenture, to the extent that the Bonds are subject to optional redemption pursuant to Section 9.01(a) of the Indenture at a prepayment price equal to the corresponding redemption price of the Bonds. Notice of any optional prepayment of this Note shall be conditional if the corresponding notice of optional redemption of the Bonds under Section 9.04 of the Indenture is conditional and if the optional redemption of the Bonds does not occur as a result of a failure of such condition, the notice of optional prepayment of this Note shall be of no effect.

If the Bonds are being called for mandatory redemption as provided in Section 9.01(b) of the Indenture, the Company shall, on or before the proposed redemption date for the Bonds, pay to the Trustee the whole or portion of the unpaid principal amount of this Note equal to the principal amount of the Bonds being called for mandatory redemption.

In the event that the Company receives notice from the Trustee pursuant to Section 9.01(b) of the Indenture that a proceeding has been instituted against a Bondholder which could lead to a final determination that interest on the Bonds is taxable and to Special Mandatory Redemption of the Bonds as contemplated by such Section, the Company shall promptly notify the Trustee and the Issuer whether or not it intends to contest such proceeding. In the event that the Company chooses to so contest, it will use its best efforts to obtain a prompt final determination or decision in such proceeding or litigation and will keep the Trustee and the Issuer informed of the progress of any such proceeding or litigation.

Upon receipt by the Trustee of notice of optional prepayment in accordance with Section 9.01(a) of the Indenture and at the time of the giving of notice by the Trustee to the Company of a mandatory prepayment, the Trustee shall take all action necessary under and in accordance with the Indenture to redeem Bonds in an amount corresponding to that specified in the particular notice.

The Company is entitled to a credit against its obligations under this Note and this Note shall not be subject to required payment or prepayment to the extent that amounts which would otherwise be payable by the Company hereunder are paid from drawings under or payments made pursuant to the Credit Facility, if any, then held by the Trustee or from other funds held by the Trustee under the Indenture and available for such payment.

Whenever payment or provision therefor has been made in respect of the principal or redemption price of all or any portion of the Bonds and interest on all or any portion of the Bonds, together with all other sums payable by the Issuer under the Indenture, in accordance with Article XVI of the Indenture, this Note shall be deemed paid to the extent such payment or provision therefor has been made, and if thereby deemed paid in full, this Note shall be canceled and returned to the Company. Notwithstanding the foregoing, if, for any reason, the amounts specified above are not sufficient to make corresponding payments of principal or redemption price of the Bonds and interest on the Bonds, when such payments are due, the Company shall pay as additional amounts due hereunder, the amounts required from time to time to make up any such deficiency.

All payments of principal, prepayment price, if any, and interest shall be made to the Trustee at its designated corporate trust office or as otherwise directed by the Trustee, and all payments pursuant to the second paragraph of this Note shall be made to the Tender Agent at its designated corporate trust office or as otherwise directed by the Trustee, in each case, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. All payments shall be in the full amount required hereunder unless the Trustee notifies the Company that it is entitled to a credit under the Agreement, this Note or the Indenture.

Each of the following events is hereby defined as, and is declared to be and to constitute, an “Event of Default”:

(a) failure by the Company to pay the principal or prepayment price of this Note in the amounts and at the times necessary to enable the Trustee to pay the principal or redemption price of the Bonds at maturity or upon unconditional proceedings for redemption when due; or

(b) failure by the Company to pay interest on this Note in amounts and at these times necessary to enable the Trustee to pay interest on the Bonds, (i) if such Bonds bear interest at a Commercial Paper Rate, Dutch Auction Rate, Daily Rate, Weekly Rate or Semi-Annual Rate, when due, and (ii) if such Bonds bear interest in any other Interest Rate Mode then within one Business Day of when such interest becomes due and payable; or

(c) failure by the Company to pay the amounts due on this Note sufficient to enable the Tender Agent to pay the purchase price of any Bonds in accordance with Section 5.01 of the Indenture when such payment has become due and payable; or

(d) (i) if the Company shall (1) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian or the like of itself or of its property, (2) admit in writing its inability to pay its debts generally as they become due, (3) make a general assignment for the benefit of creditors, (4) be adjudicated a bankrupt or insolvent, (5) commence a voluntary case under Title 11 of the United States Code (the “Bankruptcy Code”) or file a voluntary petition or answer seeking reorganization, an arrangement with creditors or an order for relief or seeking to take advantage of any insolvency law or file an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding; or corporate action shall be taken by it for the purpose of effecting any of the foregoing, or (ii) if without the application, approval or consent of the Company, a proceeding shall be instituted in any court of competent jurisdiction, under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking in respect of the Company an order for relief or an adjudication in bankruptcy, reorganization, dissolution, winding up, liquidation, a composition or arrangement with creditors, a readjustment of debts, the appointment of a trustee, receiver, liquidator or custodian or the like of the Company or of all or any substantial part of its assets, or other like relief in respect thereof under any bankruptcy or insolvency law, and, if such proceeding is being contested by the Company in good faith, the same shall (A) result in the entry of an order for relief or any such adjudication or appointment or (B) continue undismissed, or pending and unstayed, for any period of sixty (60) consecutive days; or

(e)  acceleration of maturity of the Bonds under Section 11.02 of the Indenture.

Upon the occurrence of an Event of Default and during the continuance thereof, the Trustee, by notice in writing to the Company, shall in the case of an Event of Default under paragraph (e) above and may in the case of any other Event of Default declare the unpaid balance of this Note to be due and payable immediately if, concurrently with or prior to such notice, the unpaid principal amount of the Bonds has been declared due and payable, and upon any such declaration the same shall become and shall be immediately due and payable, anything in this Note to the contrary notwithstanding. Notwithstanding the foregoing, if after any declaration of acceleration hereunder there is an annulment of any declaration of acceleration with respect to the Bonds, such annulment shall also automatically constitute an annulment of any corresponding declaration under this Note and a waiver and rescission of the consequences of such declaration.

In case the Trustee shall have proceeded to enforce any right under this Note and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Trustee, then and in every such case the Company and the Trustee shall be restored to their respective positions and rights hereunder, and all rights, remedies and powers of the Company and the Trustee shall continue as though no such proceeding had been taken, but subject to the limitations of any such adverse determination.

The Company covenants that, in case default shall be made in the payment of any installment of principal, prepayment price or interest in respect of this Note, whether at maturity or by declaration or otherwise, then, upon demand of the Issuer or the Trustee, the Company will pay to the Trustee the whole amount that then shall have become due and payable on this Note for principal, prepayment price and interest with interest on the overdue principal and prepayment price and (to the extent enforceable under applicable law) on the overdue installments of interest at the rate or rates borne by this Note; and, in addition thereto, such further amount as shall be sufficient to cover the reasonable costs and expenses of collection, including a reasonable compensation to the Trustee, its agents, attorneys and counsel, and any expenses or liabilities incurred by the Trustee other than through its negligence or bad faith.

In case the Company shall fail forthwith to pay such amounts upon such demand, the Trustee shall be entitled and empowered to take any actions permitted under applicable law and to institute any actions or proceedings at law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceeding to judgment or final decree, and may enforce any such judgment or final decree against the Company and collect in the manner provided by law out of the property of the Company the moneys adjudged or decreed to be payable.

In case there shall be pending proceedings for the bankruptcy or for the reorganization of the Company under the Bankruptcy Code or any other applicable law, or in case a receiver or trustee shall have been appointed for the property of the Company or in the case of any other similar judicial proceedings relative to the Company, or to the creditors or property of the Company, the Trustee shall be entitled and empowered, by intervention in such proceedings or otherwise, to file and prove a claim or claims for the whole amount of this Note and interest owing and unpaid in respect thereof and, in case of any judicial proceedings, to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee allowed in such judicial proceedings relative to the Company, its creditors, or its property, and to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute the same after the deduction of its charges and expenses; and any receiver, assignee or trustee in bankruptcy or reorganization is hereby authorized to make such payments to the Trustee, and to pay to the Trustee any amount due it for compensation and expenses, including counsel fees incurred by it up to the date of such distribution.

No remedy herein conferred is intended to be exclusive of any other remedy or remedies.

No recourse shall be had for the payment of the principal or prepayment price of or interest on this Note, or for any claim based hereon or on the Agreement, against any officer, director or stockholder, past, present or future, of the Company as such, either directly or through the Company, under any constitutional provision, statute or rule of law, or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise.

This Note shall at all times be and remain part of the trust estate under the Indenture, and no assignment or transfer by the Trustee of its rights hereunder, other than (i) a transfer made after an Event of Default under the Indenture in the course of the Trustee’s exercise of its rights and remedies consequent upon such Event of Default, or (ii) a transfer required in the performance of the Trustee’s duties under the Indenture, shall be effective.

Capitalized terms used in this Note not defined herein shall have the meanings ascribed to them in the Indenture.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and delivered.

Dated: December 5, 2006		FIRSTENERGY NUCLEAR GENERATION CORP.

By:
Assistant Treasurer